Exhibit 23.2

Consent of Independent Certified Public Accountants

Century Communities, Inc.

Greenwood Village, Colorado

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of this Registration Statement of our report dated March 21, 2014, except for Note 8 which is as of April 7, 2014, relating to the consolidated financial statements of Las Vegas Land Holdings, LLC and its subsidiaries appearing in Century Communities, Inc.’s Registration Statement on Form S-1 (File No. 333-195678) as filed on June 12, 2014.

We also consent to the reference to us under the caption “Experts” in the Prospectuses.

/s/ BDO USA, LLP

Las Vegas, Nevada

June 29, 2015